Exhibit 99.2

Investors,

I have had the distinct pleasure of leading the development of TechroBond™ as CEO of Platinum Research Organization (PRO) for the past ten years.

The reverse merger has been completed. A new and outstanding slate of independent Board of Directors has been elected and will provide PRO their expertise, business judgment and high-level relationships in industry, commerce, law, and government. This board will accelerate PRO’s opportunities for successful commercialization.

Independent research is now indicating that ZDDP, the chemical additive that had been used for 60 years to improve the anti-wear and anti-oxidant properties of motor oil, has a negative impact on the modern engine’s catalyst system. The full extent of the problem became more visible as legislated emissions requirements increased in severity. ZDDP contains very high levels of phosphorous and sulfur, both of which contribute significantly to automotive tailpipe emissions when burned in the engine. Phosphorous causes “glassy” deposits to build up on the surface of an automobile’s catalytic converter, eventually hampering its ability to reduce tailpipe emissions.

F. Conrad Greer, the inventor of TechroBond™, convinced me that PRO could develop new workhorse additive ingredients for greases, gear oils, hydraulic fluids and other oils that would make equipment more productive and last longer than anything on the market today.

PRO was established with a stated mission of developing a range of innovative chemicals to replace the less-than-perfect additives that have been used in lubricants and coatings for many years. Ten years of collaboration later, PRO’s patented TechroBond™ was born. During that time, we worked to forge partnerships and business networks in the U.S., Europe, Asia and South America.

To date, PRO has created patented technology that will give us the ability to develop and market differentiated products from current lubricant offerings. We benefit from alliances with some of the world’s largest chemical and petrochemical companies, a top-five oil company, and are pursuing relationships with end users such as automakers, aircraft manufacturers, metal producers, and other companies that recognize the potential of TechroBond™ lubricants for several alternative applications. Now, the company must forge the specific partnerships that will lead to domestic and international commercialization and distribution. We look forward to working with our new Board to making these partnerships a reality.

An additional, primary consideration in PRO’s business development is the emerging environmental influences impacting the marketplace. These offer PRO outstanding opportunities. Specifically, recent regulatory changes are putting pressure on the auto industry to develop an engine oil specification that delivers emission system compatibility, engine oil durability and a fuel economy benefit — or automakers will have to address more stringent requirements that may be adopted through changes to their catalytic converter components, which will be costly. The organization that acts urgently to establish and market an engine oil to meet new specifications will achieve a significant competitive advantage. Simply, we believe TechroBond™ provides the best solution for automobile manufacturers — meeting requirements for increased efficiency and extending the life of catalytic converters.

Attached is a Fact Sheet that was developed to provide investors with an updated overview of Platinum Research Organization. If you have questions, please forward them to PLRO@focuspartners.com.

We believe TechroBond™ lubricants have the potential to set the performance standard, meet emerging environmental legislation and satisfy the marketplace today and in the future.

Sincerely,

/s/ John T. (Cork) Jaeger, Jr.
John T. (Cork) Jaeger, Jr.
Chief Executive Officer